Exhibit 17.1



                                                     May 20, 1999




Mr. D. Peter Canty
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, LA 70508


Dear Mr. Canty:


         Pursuant to our recent discussions and effective immediately, I do hereby resign as an officer and director of Stone Energy Corporation ("Stone") and as an officer and director of any and all of Stone's affiliated entities, including but not limited to TN Corporation. It is my intention to hereby resign from all offices and capacities with Stone and its affiliated entities.





                                   Sincerely,
                                                /s/  Michael L. Finch
                                                ----------------------
                                                     Michael L. Finch



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